SUB-ITEM 77-E
LEGAL PROCEEDINGS

Since February 2004,
Federated and related
entities (collectively,
"Federated") have been
named as defendants
in several lawsuits,
that were consolidated
into a single action
in the
United States District
 Court for the Western
District of Pennsylvania,
alleging excessive
advisory
fees involving one of
the Federated-sponsored
mutual funds.  Without
 admitting the validity
 of
any claim, Federated
reached a final
settlement with the
Plaintiffs in these
cases in April 2011.